Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 9, 2012, the related Letter of Transmittal to Tender American Depositary Shares and the Letter of Transmittal to Tender Ordinary Shares and any amendments or supplements thereto. Bidder (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Bidder becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Bidder will make a good faith effort to comply with that state statute. If, after a good faith effort, Bidder cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Bidder or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding American Depositary Shares
and All Outstanding Ordinary Shares
of
Elster Group SE
at
$20.50 Per American Depositary Share or
$82.00 Per Ordinary Share
Pursuant to the Offer to Purchase Dated July 9, 2012
by
Mintford AG
an indirect wholly owned subsidiary of
Melrose PLC

        Mintford AG, a stock corporation established under German law, registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 65980 ("Bidder") and an indirect wholly owned subsidiary of Melrose PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064 ("Melrose"), is offering to acquire (i) all outstanding American Depositary Shares (collectively the "ADSs" and each an "ADS") of Elster Group SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Essen, Germany, under HRB 22030 ("Elster"), each representing one-fourth of one ordinary share of Elster, nominal value €1 per share (collectively the "Ordinary Shares" and each an "Ordinary Share"), for $20.50 per ADS, net to the seller in cash (the "ADS Offer Price") and (ii) all outstanding Ordinary Shares (which are not otherwise represented by ADSs) for $82.00 per Ordinary Share, net to seller in cash (the "Ordinary Share Offer Price", and together with the ADS Offer Price, the "Offer Price"), in each case without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 2012 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the Letter of Transmittal to Tender American Depositary Shares (as it may be amended or supplemented from time to time, the "ADS Letter of Transmittal") and the Letter of Transmittal to Tender Ordinary Shares (as it may be amended or supplemented from time to time, the "Ordinary Share Letter of Transmittal"), which collectively constitute the "Offer." The ADSs and the Ordinary Shares are collectively referred to as the "Shares." If you are a record owner of ADSs or

Ordinary Shares and you tender such securities directly to American Stock Transfer & Trust Company, LLC (the "Tender Agent") in accordance with the terms of this Offer, you will not be charged brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal or the Ordinary Share Letter of Transmittal, stock transfer taxes on the sale of ADSs or Ordinary Shares pursuant to the Offer. Holders of ADSs or Ordinary Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 8, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME") OR EARLIER TERMINATED.

        The Offer is subject to various conditions, including (i) there being validly tendered and not properly withdrawn prior to the Expiration Time a number of Shares that represents at least 75% of the total share capital of Elster as of the Expiration Time (the "Minimum Condition"), (ii) Melrose's shareholders approving Melrose's acquisition of Elster for purposes of the United Kingdom stock exchange listing rules at a Melrose shareholder meeting called for such purpose, (iii) Melrose's shareholders approving the creation and authorization of the issuance of ordinary shares of Melrose for purposes of Melrose's rights issue of its ordinary shares to its shareholders at a Melrose shareholder meeting called for such purpose, and the admission of such ordinary shares to trading, nil paid, on the London Stock Exchange, (iv) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) the receipt of any approval required by and/or expiration of each mandatory waiting period under the antitrust or similar laws of the European Commission, Russia and the Ukraine. The Offer is not subject to a financing condition. Bidder has the right to waive specified conditions in its sole discretion, including the Minimum Condition. The Offer is also subject to other customary conditions, as set forth in Section 15 of the Offer to Purchase.

        The Offer is being made pursuant to an Investment Agreement, dated as of June 29, 2012, among Melrose, Bidder and Elster (the "Investment Agreement"). The Investment Agreement is more fully described in Section 13 of the Offer to Purchase.

        The administrative board of Elster has (i) determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Bidder will accept for payment and pay for all Shares that are validly tendered and not withdrawn at or prior to the Expiration Time. If at the initial Expiration Time or at any then-scheduled Expiration Time, any of the conditions of the Offer have not been satisfied or, to the extent permitted, waived, Bidder is required pursuant to the Investment Agreement to extend the Offer for successive periods of not more than 20 business days each (each extension to be 5 business days or a multiple of 5 business days) in order to seek to permit the satisfaction of such condition or conditions or, to the extent permitted, waiver of such condition or conditions. Bidder is also required to extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the United States Securities and Exchange Commision ("SEC") thereunder, the interpretation or position of the SEC or the staff thereof or the rules and regulations of the New York Stock Exchange ("NYSE") applicable to the Offer. Bidder is not, however, required to extend the Offer if the Investment Agreement is terminated, including if the Investment Agreement is terminated by either Elster or Melrose because the Acceptance Time has not occurred on or prior to October 25, 2012. If the Offer is extended, such extension will extend the time that shareholders will have to tender their Shares into the Offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

        In accordance with Rule 14d-11 under the Exchange Act of 1934, as amended (the "Exchange Act"), and the Investment Agreement, if Bidder promptly pays for all Shares validly tendered and not withdrawn pursuant to the Offer and does not beneficially own all of the then-outstanding Shares, Bidder may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Time. If Bidder elects to provide a subsequent offering period, it will be an additional period of time, following the Expiration Time and the purchase of Shares pursuant to the Offer, during which Elster's shareholders may tender any Shares not previously tendered into the Offer. If Bidder elects to provide a subsequent offering period, (i) it will remain open for such period or periods as Bidder will specify (but in any case not less than three business days), (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) Bidder will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per ADS will be the same as the ADS Offer Price and the price per Ordinary Share will be the same as the Ordinary Share Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A subsequent offering period, if one is provided, is not an extension of the Offer. If Bidder does elect to provide a subsequent offering period or elects to extend such subsequent offering period, Bidder will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior subsequent offering period.

        Bidder has the right to waive specified conditions in its sole discretion, including the Minimum Condition, as described in "Section 15 — Conditions to the Offer." In addition, Bidder expressly reserves the right from time to time to make any other changes in the terms and conditions of the Offer in accordance with the terms of the Investment Agreement, except that Bidder will not, unless otherwise consented to by Elster, (i) decrease the Offer Price or change the form of the Offer Price, (ii) impose additional conditions to the Offer, (iii) extend the Expiration Time other than in accordance with the Investment Agreement or (iv) use any "confidential information" as defined in a non-disclosure agreement between Melrose and Elster except as permitted under the Investment Agreement.

        In order for a tendering ADS holder to take advantage of the Offer, the Tender Agent must receive the ADS Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an agent's message in lieu of the ADS Letter of Transmittal in connection with a book-entry delivery of ADSs through the Depositary Trust Company as a the book-entry transfer facility), and any other documents that the ADS Letter of Transmittal requires, at one of its addresses set forth on the back cover page of the Offer to Purchase prior to the Expiration Time, and either (i) the tendering ADS holder must deliver the American Depositary Receipts ("ADRs") representing tendered ADSs to the Tender Agent or the tendering ADS holder must cause its ADSs to be tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and the Tender Agent must receive timely confirmation of the book-entry transfer of the ADSs into the Tender Agent's account at the Depositary Trust Company as a the book-entry transfer facility or the tendering ADS holder must cause ADSs registered in the Direct Registration System ("DRS") registry of Deutsche Bank Trust Company Americas, the depositary for the ADSs (the "Depositary") to be transferred on the DRS registry to the Tender Agent, or (ii) the tendering ADS holder must comply with the procedures for guaranteed delivery described in the Offer to Purchase. In order for a tendering holder of Ordinary Shares to take advantage of the Offer, the Tender Agent must receive the Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an agent's message in lieu of the Ordinary Share Letter of Transmittal in connection with a book-entry delivery of Ordinary Shares through the Depositary Trust Company as a the book-entry transfer facility), and any other documents that the Ordinary Share Letter of Transmittal requires, at one of its addresses set forth on the back cover page of the Offer to Purchase prior to the Expiration Time, and either (i) the tendering shareholder must deliver the certificate(s) representing tendered Ordinary Shares to the Tender Agent or the tendering shareholder must cause its Ordinary Shares to be tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and the Tender Agent must receive timely confirmation of the book-entry transfer of the Ordinary Shares into the Tender Agent's account at the Depositary Trust Company as a the book-entry transfer facility, or (ii) the tendering shareholder must comply with the procedures for guaranteed delivery described in the Offer to Purchase.

        Shares tendered by a notice of guaranteed delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares (including Ordinary Share certificates or ADRs, as and if applicable) underlying such Notice of Guaranteed Delivery are properly delivered to the Tender Agent or unless otherwise determined by Melrose.

        For purposes of the Offer, Bidder will be deemed to have accepted for payment tendered ADSs or Ordinary Shares when, as and if Bidder gives oral or written notice of Bidder's acceptance to the Tender Agent. Bidder will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Tender Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Bidder and transmitting such payments to tendering shareholders. Under no circumstances will Bidder pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        In all cases (including during any subsequent offering period), (A) payment for ADSs that are accepted for payment will be made only after timely receipt by the Tender Agent of (i) ADRs evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Tender Agent's account at the Depositary Trust Company as a the book-entry transfer facility, or in the case of ADSs registered in the name of the ADS holder in the DRS of the Depositary, transfer of the ADSs to the Tender Agent on the DRS registry), (ii) a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the ADS Letter of Transmittal and (B) payment for Ordinary Shares that are accepted for payment will be made only after timely receipt by the Tender Agent of (i) certificates evidencing such Ordinary Shares (or a confirmation of a book-entry transfer of such Shares into the Tender Agent's account at the Depositary Trust Company as a the book-entry transfer facility), (ii) a properly completed and duly executed Ordinary Share Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Ordinary Share Letter of Transmittal.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Bidder in its sole discretion. Bidder reserves the absolute right to reject any or all tenders of Shares that it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. None of Elster, Bidder, Melrose, the Tender Agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        Except as described in Section 4 of the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless theretofore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn after September 7, 2012, unless previously accepted for payment pursuant to the Offer as provided in the Offer to Purchase. For a withdrawal of Shares to be proper and effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Tender Agent at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the ADRs evidencing ADSs or certificates evidencing Ordinary Shares (as applicable) to be withdrawn have been delivered to the Tender Agent, then, prior to the physical release of such ADRs or certificates, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted before the release of such ADSs or Ordinary Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Depositary Trust Company as a the book-entry transfer facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Time.

        The exchange of Shares for cash pursuant to the Offer or during a "subsequent offering period" will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All holders of ADSs and Ordinary Shares should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer or during a "subsequent offering period."

        The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        Elster has provided Bidder with Elster's list of shareholders and security position listings for the purpose of disseminating the Offer to all Elster shareholders. The Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal and related documents will be mailed to Elster shareholders of record whose names appear on Elster's list of shareholders of record and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The Offer to Purchase, the ADS Letter of Transmittal and the Ordinary Share Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        Questions and requests for assistance and copies of the Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Letter of Transmittal, the notice of guaranteed delivery and all other tender offer materials may be directed to the information agent at its address and telephone numbers set forth below and will be furnished promptly at Bidder's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        Neither Melrose nor Bidder will pay any fees or commissions to any broker or dealer or any other person (other than to the information agent and the Tender Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Melrose for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

The Information Agent for the Offer is:

48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 269-6427

July 9, 2012